    6220 America Center Drive, Suite 100, San Jose, CA 95002
[Date], 2026

[Executive Name]
Via email

Re:    Terms of Separation and Advisory Services

Dear [Executive First Name]:

This letter is a Separation and General Release Agreement (this “Agreement”) between you and each of BILL Holdings, Inc. and BILL Operations, LLC, a wholly-owned subsidiary of BILL Holdings, Inc. (collectively, the “Company”) concerning the terms of your transition and separation and the Company’s offer to provide you separation pay and benefits to which you would not otherwise be entitled, including your eligibility to provide advisory services following your Separation Date (as defined below), in exchange for your entering into this Agreement, which includes your provision of a general release of claims and covenant not to sue now and upon the final day of the Advisory Period (as defined below, and such second release as set forth in Exhibit B (the “Second Release”)). If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.    Separation Date: June 30, 2026 will be your last day of employment with the Company (the “Separation Date”), subject to the at-will nature of your employment.
2.    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on or before the Separation Date, you will be provided one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.    Advisor Agreement; Severance: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, as well as your continued compliance with this Agreement, the Company agrees to:
(a) Engage you as an advisor from July 1, 2026 through June 30, 2027 (or such earlier date determined by the Company) pursuant to the terms of the Advisor Agreement attached hereto as Exhibit A (the “Advisor Agreement”, such period the “Advisory Period” and your services to be provided, the “Advisory Services”).
(b) Pay the gross amount of [Severance Amount], which represents six (6) months of your current annual base salary, payable in a lump sum less applicable payroll deductions and tax withholdings, within ten (10) business days following the Effective Date.
(c) Pay your FY26 annual bonus, which amount is estimated to be [Bonus Amount], subject to adjustment based on final determination of the Company’s actual FY26 achievement, payable in lump sum less applicable payroll deductions and tax withholdings on the Company’s regularly scheduled bonus payment date in [Bonus Payment Month], and in any event no later than [Bonus Payment Deadline].
(d) The Company shall pay or provide you with a total of twelve (12) months of the full amount of the COBRA premiums for your continued coverage under the Company’s group health, dental and vision plans, including coverage for you and any qualified dependents (the “COBRA Benefit”) in one of, or a combination of, the following forms, as determined by the Company in its sole discretion:
(i) Subject to your timely election to continue your existing health benefits under COBRA and consistent with the terms of COBRA and the Company’s health insurance plan, direct payment to the carrier on your behalf; or
(ii) As taxable cash payment, payable in a lump sum less applicable payroll deductions and tax withholdings, within ten (10) business days following the Effective Date, regardless of whether you elect COBRA continuation coverage; provided that you shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.
The Company will notify you in writing of its election within ten (10) business days following the Effective Date.

(e) Pay the full amount of the premiums for your continued participation in the Company’s concierge medical benefits program, in accordance with its terms and conditions, for the Advisory Period. Your participation in the Company’s concierge medical benefits program shall terminate on the final day of the Advisory Period.
(f) You shall continue to vest in certain of your Company equity awards as set forth in Section 7 below.
By signing below, you acknowledge that you are receiving the release consideration outlined in this Section 3 in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration. Additionally, by your signature below you acknowledge and agree that the payments contemplated by this Agreement are the sole benefits you are entitled to in connection with your separation from the Company and that you have no claim, right or entitlement to any severance amounts or benefits, including, without limitation, pursuant to the CIC Severance Agreement (as defined below), the Company’s Equity Vesting Policy for Executive Death, Disability and Retirement or your offer letter with the Company. Furthermore, you acknowledge and agree that the Company has not made any representations regarding the tax consequences, if any, of the payments contemplated by this Agreement, and you understand that to the extent additional taxes are found to be due and owing, you will be solely responsible for the payment of same.

4.    Acknowledgement regarding Change in Control and Severance Agreement. You acknowledge and agree that you have no right or entitlement to any payment or benefits pursuant to the Change in Control and Severance Agreement by and between you and the Company, as may have been amended from time to time (the “CIC Severance Agreement”) including, for the avoidance of doubt, due to any event or circumstance, past or present, or as contemplated under this Agreement, including, but not limited to, termination of your employment, commencement of the Advisory Services and all associated changes to your employment or your entry into this Agreement. In addition, the CIC Severance Agreement is hereby terminated in its entirety.

5.    Return of Company Property: You hereby warrant to the Company that, upon the termination of your Advisor Agreement, you will return all property or data of the Company of any type whatsoever in your possession or control, with the exception that you may retain your Company-issued laptop. In addition, you promise that upon the termination of your Advisor Agreement you will not retain, distribute, or cause to be distributed, any original or duplicates of any Company property.

6.    Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement previously entered into by and between you and the Company (attached hereto as Exhibit C, the “Confidentiality Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You hereby warrant to the Company that, as of the final day of your Advisory Period, you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

7.    Equity Awards: You acknowledge and agree that a summary of your outstanding restricted stock unit awards (your “RSUs”) and performance-based restricted stock unit awards (your “PSUs”) granted to you by the Company has been provided to you separately. Provided you return this Agreement and it has become effective in accordance with its terms, you will be eligible to continue vesting in your RSUs and PSUs (solely to the extent achieved in accordance with their terms) in accordance with the vesting schedule set forth in the applicable equity award grant agreement and the Company’s 2019 Equity Incentive Plan (hereafter collectively referred to as the “Award Agreements”), subject to your continued provision of the Advisory Services through applicable vesting dates. For the avoidance of doubt, your provision of the Advisory Services shall constitute continuous “Service” under the 2019 Equity Incentive Plan and the Award Agreements for purposes of vesting with respect to your RSUs and PSUs. You acknowledge and agree that your outstanding rTSR PSUs granted on [PSU Grant Dates to be Cancelled] will be cancelled for no consideration on the Separation Date. If you do not enter into the Advisor Agreement, your employment will terminate effective as of the Separation Date, and none of the remaining unvested equity awards can ever vest and will be forfeited for no consideration on the Separation Date.
Notwithstanding anything to the contrary in the Award Agreements, in the event you terminate your Advisory Services, as applicable, for any reason or the Company terminates your Advisory Services for Cause (as defined in the Advisor Agreement), any then-unvested RSUs, any then-unachieved PSUs and any then-unvested achieved PSUs shall immediately and automatically expire and be forfeited, and, thereafter, you shall cease to have any right or interest therein. The RSUs and PSUs will not be eligible for accelerated vesting under any plan, policy or other agreement with the Company, including but not limited to the CIC Severance Agreement and the Company’s Equity Vesting Policy for Executive Death, Disability and Retirement. Notwithstanding the prior provisions of this paragraph, as set forth in the Advisor Agreement, in the event an Arbitrator appointed pursuant to the Mutual Arbitration Agreement determines that the Company did not have Cause to terminate the Advisor Agreement, and you deliver to the Company an irrevocable Second Release, any then-unvested RSUs and any then-unvested achieved PSUs shall immediately and automatically be deemed to have vested as to the number of shares that would have vested had you remained in service through June 30, 2027; provided, however, that any PSUs that have not been achieved in the ordinary course will not be eligible for this accelerated vesting.

8.    General Release and Waiver of Claims:

(a) The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, parent, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in

Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
(b) By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, and any similar state law applicable to you, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c) You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. Nothing in this Agreement is intended to waive any indemnification rights to which you may be entitled pursuant to the Company’s bylaws, the Indemnification Agreement or the Company’s director and officer liability insurance policy. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the Mutual Arbitration Agreement between you and the Company.

9.    Covenant Not to Sue: Subject to the Protected Rights section below, and otherwise to the fullest extent permitted by applicable law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act. You further represent that, as of the date hereof, you have provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct and Ethics, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

10.    Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Confidentiality and Non-Disparagement sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.

11.    Non-Disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any negative or disparaging oral or written comments or statements regarding the Releasees and/or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In addition, you agree that you will not speak publicly to the media or anyone else, individually or through your legal or other representatives, about the Releasees. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company agrees that neither its current Chief Executive Officer or other current members of the Board of Directors will directly or indirectly, make any negative or disparaging oral or written comments or statements regarding you including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In addition, the Company agrees that neither its current Chief Executive Officer or other current members of the Board of Directors will speak publicly to the media or anyone else, individually or through a legal or other representatives, about you. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

12.    Arbitration: You and the Company remain bound by the Mutual Arbitration Agreement previously executed by you (attached hereto as Exhibit D), which remains in full force and effect. Accordingly, except for any claim for injunctive relief arising out of your obligation to protect the Company’s proprietary information, or for injunctive relief to enforce this Agreement’s Non-disparagement and Confidentiality provisions, any and all disputes or claims arising out of or related to this Agreement shall be subject to arbitration in San Jose, California, pursuant to the terms of the Mutual Arbitration Agreement. In addition, (a) if you sign this Agreement, any such dispute under this Agreement will likewise be subject to arbitration as provided in the Mutual Arbitration Agreement and (b) by signing the Second Release in order to obtain severance benefits outlined above, any dispute under the Second Release will likewise be subject to arbitration as provided in the Second Release.

13.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

14.    Confidentiality: Subject to the Protected Rights section above, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order unless and until this Agreement becomes publicly available. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any material breach of this confidentiality provision shall be deemed a material breach of this Agreement, resulting in termination of the Advisor Agreement and immediate forfeiture of any then-unvested RSUs and PSUs.

15.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

16.    Clawback Policy. You hereby acknowledge that you are subject to the Company’s Clawback Policy, and shall remain subject thereto to the extent set forth therein.

17.    Indemnification. For the avoidance of doubt, you will continue to be covered by any indemnification under organizational documents and bylaws of the Company, the Indemnification Agreement between you and the Company and any other indemnification agreement between you and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time and as otherwise required by applicable laws, and in any event, for no less than six (6) years following the Separation Date.

18.    Taxes. All payments and benefits under this Agreement will be subject to all applicable deductions and withholdings, including obligations to withhold for federal, state, provincial, foreign and local income and employment taxes. By entering into this Agreement, you agree to review with your own tax advisors the federal, state, provincial, local, and foreign tax consequences of this Agreement. You will rely solely on such advisors and not on any statements or representations of the Company, or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this Agreement, without regard to the amount withheld or reported by the Company to applicable tax authorities.

19.    Complete and Voluntary Agreement: This Agreement, together with Exhibits A through D hereto and the Award Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Notwithstanding this paragraph, nothing in this Agreement is intended to reduce in any way your post-employment obligations or restrictions, including any restrictive covenants.

20.    Severability: The provisions of this Agreement, including, without limitation, the Second Release, are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

21.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

22.    Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. You and the Company further agree that any changes to this Agreement, whether material or immaterial, do not re-start the Consideration Period. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.

23.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
24.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
25.    No Assignment. You represent and warrant that you have made no assignment, and will make no assignment, of any claim, action, or right of any kind whatsoever, embodied in any of the matters referred to in this Agreement, and that no person or entity of any kind has any interest in any of the demands, obligations, actions, claims, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses, or claims referred to in this Agreement. By signing this Agreement, you have released all claims against the Releasees on your behalf, as well as your heirs, spouse, representatives, attorneys, advisors, family members, agents, or assigns.
26.    Successor in Interest. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, and shall also bind and inure to the benefit of and be binding upon any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such (i) successor to, (ii) purchaser of, or (iii) assignee of all (or substantially all) of the assets of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

[Signature Page to Separation and General Release Agreement Follows]

If you have any questions, please do not hesitate to contact me.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

BILL Holdings, Inc.

By:______________________________________
Name:    René Lacerte
Title:    Chief Executive Officer

BILL Operations, LLC

By:______________________________________
Name:    René Lacerte
Title:    Manager

READ, UNDERSTOOD AND AGREED

                        Date: _______________
[Executive Name]

[Signature Page to Separation and General Release Agreement]

EXHIBIT A

Advisor Agreement

BILL Operations, LLC
July 1, 2026

Via Email

[Executive Name]
Via email

Re: Advisory Services to BILL Operations, LLC

Dear [Executive First Name]:

This letter agreement (this “Agreement”) is to confirm our understanding with respect to your role as an advisor to BILL Operations, LLC (the “Company”). The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of July 1, 2026, the date on which you first started providing advisory services to the Company (the “Effective Date”).

1.    Advisory Services. From time to time, members of the Company’s management will contact you to provide advice relating to the Company’s business. You agree to be available to the Company’s management, for up to [Advisory Hours Per Month] hours per month, for consultations by telephone, email or in person, to advise on such matters, which may include, but are not limited to providing advisory services for the Chief Executive Officer and other executives related to the transition of your role (hereafter, the “Advisory Services”). The effectiveness of this Agreement is contingent upon your execution and compliance with the Separation and General Release Agreement between you and the Company dated [Date] (the “Separation Agreement”).
2.    Compensation; Continued Equity Vesting. You shall receive no cash compensation for your Advisory Services. However, provided you execute this

Agreement and you continue to provide Advisory Services hereunder (the “Services Requirement”), you continue to comply with the Precedent Agreements (as defined below, and continued compliance therewith, the “Compliance Requirement”), you shall continue to vest in the RSUs (as defined in the Separation Agreement) and the PSUs (as defined in the Separation Agreement) as set forth in Section 7 of the Separation Agreement and pursuant to the terms of the applicable equity award agreements. For purposes of this Agreement, “Precedent Agreements” shall mean (1) the Confidentiality Agreement (as defined in the Separation Agreement and attached thereto as Exhibit C), (2) the Separation Agreement, including, but not limited to Section 14 “Confidentiality” thereof, and (3) this Agreement.
3.    Post-Service Obligations. Regardless of whether you execute this Agreement you remain bound by your obligations under the Confidentiality Agreement (attached as Exhibit C to the Separation Agreement) and you agree to comply with all such obligations while you provide Advisory Services and thereafter pursuant to the terms thereof, respectively.
4.    Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this Agreement that have been approved in advance by the Company’s Chief Executive Officer in writing.
5.    Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits. You agree to indemnify and hold the Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any compensation received by you pursuant to this Agreement.
6.    Company Policies; Code of Conduct. You hereby acknowledge and agree to comply with all applicable Company policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics as applicable to you during the period you provide the Advisory Services to the Company, including, without limitation, with respect to conflicts of interest.
7.    Advisory Period and Termination.

a.    Advisory Period. This Agreement will commence on the Effective Date and continue until June 30, 2027, at which time it will automatically expire, unless terminated earlier in accordance with the terms of this Agreement (the “Advisory Period”). The provisions of this Agreement shall survive the termination of your Advisory Services for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
b.    Termination by the Company for Cause. The Company may terminate this Agreement and your Advisory Services hereunder immediately for Cause. For the avoidance of doubt, this Agreement can only be terminated by the Company, prior to the Agreement’s expiration, for Cause. Further, in the event an Arbitrator appointed pursuant to the Mutual Arbitration Agreement determines that the Company did not have Cause to terminate this Agreement and you deliver to the Company an irrevocable Second Release (as defined in the Separation Agreement), any then-unvested RSUs and any then-unvested achieved PSUs shall immediately and automatically be deemed to have vested as to the number of shares that would have vested had you remained in service through June 30, 2027; provided, however, that any PSUs that have not been achieved in the ordinary course will not be eligible for this accelerated vesting.
c.    Termination for Convenience. You may terminate this Agreement and your Advisory Services for any reason upon ten (10) days written notice.
8.    Governing Law; Severability; Integration. The terms contained in this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This Agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof, except for the Precedent Agreements. This Agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

9.    Arbitration. You and the Company agree to remain bound by the Mutual Arbitration Agreement previously executed by you (attached as Exhibit D to the Separation Agreement), which remains in full force and effect. Accordingly, except for any claim for injunctive relief arising out of your obligation to protect the Company’s proprietary information, any and all disputes or claims arising out of or related to this Agreement shall be subject to arbitration in San Jose, California, pursuant to the terms of the Mutual Arbitration Agreement. In addition, if you sign this Agreement, any such dispute under this Agreement will likewise be subject to arbitration as provided in the Mutual Arbitration Agreement.
10.    Confidentiality. The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you are providing the Advisory Services for the Company through June 30, 2027.
11.    Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with the termination of your employment with and/or services to the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your Separation; or (ii) the date of your death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
12.    Successor in Interest. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed Agreement to me.

Very truly yours,

BILL Operations, LLC

By: ______________________________________
[Company Signatory Name]
Manager

AGREED AND CONSENTED TO:

______________________________________
[Executive Name]

EXHIBIT B
Second Release

This General Release of All Claims and Covenant Not to Sue (this “Second Release”) is entered into between [Executive Name] (“Employee”) and each of BILL Holdings, Inc. and BILL Operations, LLC, a wholly-owned subsidiary of BILL Holdings, Inc. (collectively, the “Company” and, together with Employee, the “parties”).

WHEREAS, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit B);

WHEREAS, on [________] Employee’s Advisory Services (as defined in the Separation Agreement) with the Company terminated (the “Advisory Termination Date”);

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s services and separation from the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1.    Acknowledgment of Payment of Wages: By signing below, Employee acknowledges that the Company: (a) has timely paid Employee for all wages, other compensation, and reimbursable expenses due Employee from the Company and (b) does not owe Employee any other amounts, except as may become payable under the Separation Agreement and the Second Release. Employee agrees to promptly submit for reimbursement all final outstanding expenses, if any.

2.    Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.

3.    Consideration: Employee is waiving Employee’s rights to claims referred to in this Second Release for good and valuable consideration that Employee would not otherwise be entitled to receive, including without limitation retention of Employee’s Company-issued laptop.

4.    General Release and Waiver of Claims:

To the fullest extent permitted by law, Employee hereby releases and waives any claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, parent, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, and any similar state law applicable to Employee, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. Nothing in this Second Release is intended to waive any indemnification rights to which Employee may be entitled pursuant to the Company’s bylaws, the Indemnification Agreement or the Company’s director and officer liability insurance policy. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the Mutual Arbitration Agreement between Employee and the Company.

5.    Covenant Not to Sue: Subject to the Protected Rights section below, and otherwise to the fullest extent permitted by applicable law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release. Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act. Employee further represents that, as of the Advisory Termination Date, Employee has provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct and Ethics, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

6.    Protected Rights: Employee understands that nothing in this Second Release, including the General Release and Waiver of Claims, Covenant Not to Sue, Confidentiality and Non-disparagement sections contained herein, limits, impedes or restricts Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Second Release) or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies or prohibit Employee from providing truthful information in response to a subpoena or other legal process.

7.    Non-Disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, Employee agrees that Employee will not, directly or indirectly, make any negative or disparaging oral or written comments or statements regarding the Releasees and/or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In addition, Employee agrees that Employee will not speak publicly to the media or anyone else, individually or through Employee’s legal or other representatives, about the Releasees. The Company agrees that neither its current Chief Executive Officer or other current members of the Board of Directors will directly or indirectly, make any negative or disparaging oral or written comments or statements regarding Employee including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In addition, the Company agrees that neither its current Chief Executive Officer or other current members of the Board of Directors will speak publicly to the media or anyone else, individually or through a legal or other representatives, about Employee. Nothing in this Second Release prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Nothing in this Second Release prevents Employee or the Company from providing truthful information in response to a subpoena or other legal process.

8.    No Admission of Liability: This Second Release is not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Second Release shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

9.    Indemnification. For the avoidance of doubt, Employee will continue to be covered by any indemnification under organizational documents and bylaws of the Company, the Indemnification Agreement between Employee and the Company and any other indemnification agreement between Employee and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time and as otherwise required by applicable laws, and in any event, for no less than six (6) years following the Separation Date (as defined in the Separation Agreement).

10.    Review of Second Release; Expiration of Offer: Employee understands that Employee may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. Employee and the Company further agree that any changes to this Second Release, whether material or immaterial, do not re-start the Consideration Period. By signing below, Employee affirms that Employee was advised to consult with an attorney prior to signing this Second Release. Employee also understands that Employee may revoke this Second Release within seven (7) days of signing this document.

11.    Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided Employee has not revoked it as of that time (the “Second Release Effective Date”).

12.    Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.

Dated:____________________            ________________________________
                        Name:    René Lacerte
                        Title:    Chief Executive Officer
                            BILL Holdings, Inc.

Dated:____________________            ________________________________
                        Name:    René Lacerte
                        Title:    Manager
                            BILL Operations, LLC

Dated:____________________            ________________________________
                            [Executive Name]